Exhibit 2.1

Form of

SHARED SERVICES AGREEMENT

dated as of

between

TITAN AMERICA LLC

and

TITAN CEMENT COMPANY S.A.

SCHEDULES

SCHEDULE I:	Group Services
SCHEDULE II:	Fee Schedule for Group Services

SHARED SERVICES AGREEMENT

This Shared Services Agreement is entered into as of     (the “Effective Date”) by and between Titan America LLC, a Delaware limited liability company (“Titan America”), and Titan Cement Company S.A., a Greek corporation, on behalf of itself and its affiliated entities (“Group”). Titan America and Group are sometimes referred to herein separately as a “Party” and together as the “Parties.”

RECITALS

A. Group owns 100% of the membership interest of Titan America through the ownership of Titan America’s parent company, Titan Atlantic Cement Industrial and Commercial SA (“Titan Atlantic”).

B. Promptly before the execution and delivery of this Agreement, Group intends to contribute Titan Atlantic to Titan America SA in exchange for 175,342,465 common shares representing 100% of the equity in Titan Atlantic. Prior to the contribution of Titan Atlantic to Titan America SA, Titan Atlantic’s wholly-owned subsidiary, Titan America LLC, intends to divest its wholly-owned subsidiaries, STET LLC and STET Trading Company LLC, in a sale for cash to Titan Cement Netherlands B.V., a wholly-owned subsidiary of Titan Cement International (collectively, the “Reorganization Transactions.”) After the Reorganization Transactions and promptly before the execution of this Agreement, Titan America SA intends to execute a     to     split of its common shares.

C. Promptly after the execution and delivery of this Agreement, Titan America SA, a Belgium corporation, intends to consummate an initial public offering (the “Offering”) of its common stock pursuant to a registration statement on Form F-1 (the “Registration Statement”) under the United States Securities Act of 1933, as amended.

D. Immediately following consummation of the Offering, Group will control the majority of the common stock of Titan America SA and the majority of the voting power of the common stock of Titan America SA regarding all stockholder matters.

E. Group directly or indirectly over many years has provided certain services to Titan America and its subsidiaries.

F. Following consummation of the Offering, each Party desires to continue the relationship for the provision of certain services from the Group to Titan America, as more fully set forth in this Agreement.

G. Each Party desires to set forth in this Agreement the principal terms and conditions pursuant to which it will make available and/or receive such services, respectively.

AGREEMENT

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, for themselves and their respective successors and assigns, hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions.

(a) As used in this Agreement, the following terms shall have the following meanings:

“Agreement” means this Shared Services Agreement, together with the Schedules attached hereto.

“Annual Budget” is defined in Section 7.01.

“Confidential Information” means all information disclosed to a Party (“Recipient”) or its personnel by or on behalf of the other Party (“Disclosing Party”) or learned or observed by Recipient or its personnel relating to (i) the Disclosing Party’s business or business plans, including, without limitation, suppliers, customers, prospective customers, software products, programming techniques, data warehouse and methodologies, all proprietary information, know-how, trade secrets, technical and non-technical materials, products, specifications, processes, sales and marketing plans and strategies, designs, all environmental and financial information, prices, materials, building techniques and any other information or data, (ii) information of any third parties for which the Disclosing Party has an obligation of confidentiality, and (iii) any information developed or derived by the Disclosing Party from the information described in the foregoing clauses, whether or not for or on behalf of Recipient.

“Effective Date” is defined in the preamble to this Agreement.

“Force Majeure” means an event beyond the control of the Party claiming Force Majeure that by its nature could not have been foreseen by such Party, or, if it could have been foreseen, was unavoidable, including acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and failure of energy sources.

“Group” is defined in the preamble to this Agreement.

“Group Insurance Policies” is defined in Section 6.01.

“Group Service Costs” means the costs to be paid to Group by Titan America for Group Services provided hereunder.

“Group Services” means the various services to be made available by Group or its agents under this Agreement, as more fully described in Schedule I attached hereto.

“Insurance Policies” means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.

“Insurance Proceeds” means those monies (a) received by an insured from an insurance carrier, (b) paid by an insurance carrier on behalf of the insured or (c) received from Insurance Policies.

“Insurance Transition Period” is defined in Section 6.01.

“Insured Titan America Liability” means any Titan America Liability to the extent it is covered under the terms of Group Insurance Policies in effect prior to the end of the Insurance Transition Period.

“Manual” means the ‘Management services TP documentation’ which incorporates benchmarking studies provided by EY defining the applicable Mark Up and it is regularly updated as per transfer pricing best practices.

“Offering” is defined in the recitals of this Agreement.

“Payment Date” is defined in Section 3.02(b).

“Person” means any individual or entity, including any partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (including any department or agency thereof).

“Registration Statement” is defined in the recitals of this Agreement.

“Service Costs” means the Group Service Costs as the context may require.

“Services” means the Group Services.

“Titan America” is defined in the preamble to this Agreement.

“Titan America Covered Parties” is defined in Section 6.01.

“Titan America Liabilities” means obligations of Titan America.

Section 1.02. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any U.S. federal, state, local or foreign law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference to any contract or agreement (including schedules, exhibits and other attachments thereto), including this Agreement, will be deemed also to refer to such agreement as amended, restated or otherwise modified, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context requires otherwise. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Where this Agreement states that a Party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that such Party is legally obligated to do so in accordance with this Agreement. The captions, titles and headings included in this Agreement are for convenience only and do not affect this Agreement’s construction or interpretation. Any reference to an Article, Section or Schedule in this Agreement shall refer to an Article or Section of, or Schedule to, this Agreement, unless the context otherwise requires. This Agreement is for the sole benefit of the Parties (and, solely for purposes of Article IV, Group Indemnified Persons and Titan America Indemnified Persons) and does not, and is not intended to, confer any rights or remedies in favor of any Person (including any employee or shareholder of Group or Titan America) other than the Parties.

ARTICLE II

PURCHASE AND SALE OF SERVICES

Section 2.01. Group Services.

(a) The Group has developed expertise and maintains resources in many corporate functions intended to provide services and support its subsidiaries across the world. Subject to the terms and conditions of this Agreement, Group agrees to make available (or cause to be made available) to Titan America the Group Services and Titan America agrees to receive and utilize these services as provided by the Group consistent with the practice applied prior to the Effective Date. Unless otherwise specifically set forth in Schedule I or III or agreed in writing by the Parties, the Group Services made available shall be substantially similar in scope, quality and nature to those customarily made available to Titan America prior to the Effective Date. Likewise, unless otherwise specifically set forth in Schedule I or III or agreed in writing by the Parties, it is the intention of the Parties that the use by Titan America of the Group Services shall not be substantially different than the level of use prior to the Effective Date.

(b) To the extent requested by Titan America, any Group Services to be made available hereunder shall be made available directly to any member or subsidiary of Titan America. Group may satisfy its obligation to make available any of the Group Services hereunder by causing one or more members of the Group to make available such service; provided; however, that the foregoing shall not relieve Group of its obligations to make available Group Services hereunder, nor shall it relieve Titan America of its obligation to pay Group for such services hereunder.

(c) In addition to the Group Services described in Schedules I, if requested by Titan America, and to the extent the Parties mutually agree, Group shall make available (or cause to be made available) additional services (including services not made available by Group to Titan America prior to the Effective Date) to Titan America. The scope of any such services, as well as the costs and other terms and conditions applicable to such services, shall be as mutually agreed by the Parties, and the Parties shall amend Schedule I appropriately in connection therewith.

ARTICLE III

FEES AND INVOICING

Section 3.01. Fees Generally. Schedule II hereto indicates the methods by which costs to be charged for specific Services are to be determined (the “Fee”). Titan America shall pay to Group the Fee for Group Service Costs in accordance with Section 3.02.

(a) The Parties acknowledge that the Fee has been designed to represent arm’s length charges for the Services as per the Organisation for Economic Co-operation and Development (OECD) guidelines and applicable laws. The Parties further acknowledge that the Fee represents the actual cost on a fully allocated basis incurred in connection with the provision of the Services plus a mark-up.

(b) The Parties further acknowledge that the Schedules hereto may be revised to ensure that the Fee at all times complies with the arm’s length principle.

(c) Each party will maintain records with respect to the Services performed hereunder, including the required data for the calculation of the invoiced Fee (“Records”). Each Party undertakes to provide to the other Party any information reasonably requested in connection with the Records, as well as any assistance reasonably requested with regard to the substantiation of the Fee.

Section 3.02. Invoicing and Settlement of Costs.

(a) The Group shall invoice or notify Titan America in a manner substantially similar to and consistent with the billing practices used in connection with services provided by or on behalf of Group prior to the Effective Date (except as otherwise agreed), of the Service Costs payable to the Group and attributable to the prior quarter. In connection with the invoicing described in this Section 3.02(a), the Group shall provide to Titan America the same billing data and level of detail as customarily or similar to that provided prior to the Effective Date and such other related data as may be reasonably requested by Titan America.

(b) Titan America shall pay to the Group, within 30 days following the end of each calendar quarter (or the next Business Day, if such 30th day is not a Business Day) (each, a “Payment Date”) for Services invoiced for such quarter, by wire transfer of immediately available funds payable to the order of the Group, all amounts properly invoiced or noticed by the Group pursuant to Section 3.02(a). If Titan America fails to pay any quarterly payment within 30 days of the relevant Payment Date, Titan America shall be obligated to pay, in addition to the amount due on such Payment Date, interest on such amount at the prime, or best, ECB Effective Overnight Rates Deposits Index (“EECBDEPO index”) announced by European Central Bank (“ECB”) , compounded daily from the relevant Payment Date through the date all such due amounts are paid. Offsetting is not permitted.

ARTICLE IV

STANDARD OF PERFORMANCE AND INDEMNIFICATION

Section 4.01. General Standard of Service. Subject to the limitations on liability set forth in Section 4.03, Group will use commercially reasonable efforts to deliver the applicable Services to Titan America at the same levels as such Services are or have customarily been provided to Titan America in the past and in accordance with applicable laws.

Section 4.02. Intentionally Omitted.

Section 4.03. Limitation of Liability.

(a) Each Party acknowledges and agrees that the other Party makes no representations or warranties whatsoever, whether express or implied by statute or otherwise, regarding the Services or any other matters relating to or arising out of this Agreement.

(b) Neither Party shall have any liability to the other Party or any other Person under this Agreement for or in connection with any Services rendered or to be rendered hereunder or received or to be received hereunder by such Party, or for such Party’s (or any of its representatives’) actions or inactions hereunder, except for losses resulting from such Party’s (or its representatives’) gross negligence or willful misconduct or breach of this Agreement; provided, however, that the foregoing shall not limit the remedies of a Party against a provider of any Service other than the other Party’s Indemnified Persons.

(c) Neither Party shall have any liability to the other Party or any other Person for failure to perform its obligations under this Agreement, where (i) such failure to perform is not caused by the gross negligence or willful misconduct of Group or its representative and (ii) such failure to perform does not have an adverse effect on Titan America, taken as a whole.

(d) Each Party shall in all circumstances use commercially reasonable efforts to mitigate and otherwise minimize losses to itself and any other Person in receipt of Services hereunder, individually and collectively, whether direct or indirect, due to, resulting from or arising in connection with any failure by the other Party to comply fully with such other Party’s obligations under this Agreement.

(e) Notwithstanding anything in this Agreement to the contrary, in no event shall any Party be liable to the other Party or any other Person under this Agreement for, and each Party (on behalf of itself, its Affiliates and other Indemnified Persons) hereby releases the other Party from all claims for, special, indirect, consequential, incidental or punitive damages (including lost profits or savings), even if advised of their possible existence, except that a Party may recover from the other Party special, indirect, consequential, incidental or punitive damages owed to a third party in settlement or satisfaction of claims for which such Party has a right to recover from such other Party under this Agreement.

Section 4.04. Indemnification Related to Group Services.

(a) Subject to Section 4.03, Titan America shall indemnify and hold harmless each Group Indemnified Person from and against any and all losses incurred by such Group Indemnified Person relating to, arising out of or in connection with Group Services rendered or to be rendered by any Group Indemnified Person pursuant to this Agreement or any Group Indemnified Person’s actions or inactions in connection with any such Group Services, except to the extent resulting from such Group Indemnified Person’s gross negligence or willful misconduct or breach of this Agreement.

(b) Subject to Section 4.03, Group shall indemnify and hold harmless each Titan America Indemnified Person from and against any and all losses incurred by such Titan America Indemnified Person to the extent relating to, arising out of or in connection with the gross negligence or willful misconduct of or breach of this Agreement by any Group Indemnified Person in connection with the Group Services rendered or to be rendered pursuant to this Agreement.

(c) To the extent any other Person has agreed to indemnify any Group Indemnified Person or to hold a Group Indemnified Person harmless and such Person provides services to any member of the Group relating directly or indirectly to any employee plan or benefit arrangement for which Group Services are provided under this Agreement, Group will exercise reasonable efforts (i) to make such agreement applicable to each Titan America Indemnified Person so that such Titan America Indemnified Person is held harmless or indemnified to the same extent as any Group Indemnified Person and (ii) to make available to each Titan America Indemnified Person the benefits of such agreement.

ARTICLE V

TERM AND TERMINATION

Section 5.01. Term. Except as otherwise provided in this Article V, or in Section 8.04 or as otherwise agreed in writing by the Parties, (a) all provisions of this Agreement shall terminate five years after the Effective Date (the “Initial Term”) and (b) Group’s obligation to provide or to procure, and Titan America’s obligation to pay for, a Service shall cease as of the applicable date set forth in the applicable Schedules or such earlier date determined in accordance with Section 5.02. Upon expiration of the Initial Term, the term of this Agreement shall automatically be extended for additional consecutive two-year periods (the “Renewed Term”) unless either Party indicates otherwise by written notice to the other Party at least one year prior to the expiry of the Initial Term or any Renewed Term.

Section 5.02. Termination.

(a) The Parties may by mutual agreement from time to time terminate this Agreement with respect to one or more of the Services, in whole or in part, in accordance with this Section 5.02(a). The Parties shall meet to consider in good faith whether any Service (or its pricing) should be modified or terminated, taking into account the impact of such Service’s modification or termination on both Parties. To the extent that, in any such meeting, the Parties in good faith agree that any Service (or its pricing) should be modified or terminated, the Parties shall work together in good faith to determine a reasonable and appropriate schedule therefor.

(b) Titan America may terminate any Group Service at any time if Group shall have failed to perform any of its material obligations under this Agreement relating to such Group Service, Titan America shall have notified Group in writing of such failure, and such failure shall have continued unremedied for a period of at least 120 days after receipt by Group of written notice of such failure from Titan America.

Section 5.03. Effect of Termination.

(a) Other than as required by law, upon termination of any Service pursuant to Section 5.02, or upon termination of this Agreement in accordance with its terms, the Group shall have no further obligation to provide the terminated Service (or any Service, in the case of termination of this Agreement) and Titan America shall have no obligation to pay any Service Costs relating to such terminated Services or to make any other payments hereunder; provided, however, that, notwithstanding such termination: (i) Titan America shall remain liable to the Group for Service Costs owed and payable in respect of Services provided prior to the effective date of such termination; (ii) the Group shall continue to charge Titan America for administrative and program costs relating to benefits paid after but incurred prior to the termination of any Service and other services required to be provided after the termination of such Service, and Titan America shall be obligated to pay such expenses in accordance with the terms of this Agreement; (iii) the parties hereto shall remain liable for any breach of this Agreement that occurred prior to such termination, and (iv) the provisions of Articles III, Articles IV and Section 6.06 shall survive any such termination.

(b) Following termination of this Agreement with respect to any Service, the Parties agree to cooperate with each other in providing for an orderly transition of such Service to Titan America or to a successor service provider as designated by Titan America. Without limiting the foregoing, Group agrees to (i) provide to Titan America, within 120 days of the termination of any Service relating to employee benefits, in a usable format designated by Group, copies of all records relating directly or indirectly to benefit determinations with respect to any and all the persons described in Section 3.02(a), including compensation and service records, correspondence, plan interpretive policies, plan procedures, administration guidelines, minutes, and any data or records required to be maintained by law and (ii) cooperate with Titan America in developing a transition schedule with respect to such terminated Service.

ARTICLE VI

INSURANCE MATTERS

Section 6.01. Titan America Insurance Coverage.

(a) Throughout the period beginning on the Effective Date and ending upon the earlier of (i) termination of the Service provided pursuant to this Article VI or (ii) termination or expiration of this Agreement in accordance with its terms (the “Insurance Transition Period”), Group shall, subject to insurance market conditions and other factors beyond its control, maintain Insurance Policies (the “Group Insurance Policies”) covering and for the benefit of Titan America and their respective directors, officers and employees (collectively, the “Titan America Covered Parties”) comparable to those maintained generally by Group covering Titan America Covered Parties prior to the Effective Date; provided, however, that if Group determines that (x) the amount or scope of such insurance coverage will be reduced to a level materially inferior to the level of insurance coverage in existence immediately prior to the Insurance Transition Period or (y) the retention or deductible level applicable to such insurance coverage, if any, will be increased to a level materially greater than the levels in existence immediately prior to the Insurance Transition Period, in each case other than solely as a result of the Offering, Group shall give Titan America notice of such determination as promptly as practicable. Upon notice of such determination, Titan America shall be entitled to 60 days to evaluate Titan America’ options regarding continuance of insurance coverage under said Insurance Policies and Titan America may cancel Titan America’s interest in all or any portion of such insurance coverage as of any day within such 60 day period.

(b) Titan America shall promptly pay to Group the amounts set forth in Schedule II (subject to the adjustments described therein) for premium expenses, deductibles or retention amounts, and any other costs and expenses that Group may incur in connection with the insurance coverages maintained pursuant to this Section 6.01. Similarly, Group shall promptly reimburse Titan America for any applicable credits received by Group. The Parties agree that Titan America may, at the discretion of Titan America, obtain additional insurance coverages for its business, from any insurance carrier approved by Group (which approval shall not be unreasonably withheld), to supplement or replace coverages provided under this Section 6.01. In addition, Titan America may purchase insurance coverage as an alternative to that provided by the Group, from any insurance carrier approved by Group (which approval shall not be unreasonably withheld), and, in such case, subject to Section 5.03(a), Titan America may terminate the insurance Services provided hereunder by Group in whole or in part after giving reasonable notice thereof to Group and will reimburse the Group for any costs that may be incurred as a result of said termination.

Section 6.02. Cooperation; Payment of Insurance Proceeds to Titan America; Agreement Not to Release Carriers. Each Party shall share such information, including claims data, as is reasonably necessary to permit the other Party to manage and conduct its insurance matters in an orderly fashion. Group, at the request of Titan America, shall cooperate with and use commercially reasonable efforts to assist Titan America in recovering Insurance Proceeds under the Group Insurance Policies for claims relating to the Titan America’s businessor Titan America Covered Parties, whether such claims arise under any agreement, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed before the Effective Date, on the Effective Date or during the Insurance Transition Period, and Group shall promptly pay any such recovered Insurance Proceeds to Titan America (to the extent that the right to such proceeds has not already been satisfied, whether by direct payment by the insurer or administrator, intercompany entry or otherwise). Group and Titan America shall not, and each will cause their respective Group members not to, take any action that would intentionally jeopardize or otherwise interfere with the other Party’s ability to collect any proceeds payable pursuant to any Insurance Policy. Except as otherwise contemplated by this Agreement or any other agreement between the Parties, after the Effective Date, neither Party shall (nor permit any of its respective Group members to), without the consent of the other Party, provide any insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of such other Party (or its Group members) thereunder. However, nothing in this Section 6.02 shall (a) preclude any Group member from presenting any claim or from exhausting any policy limit, (b) require any Group member to pay any premium or other amount or to incur any Liability, or (c) require any Group member to renew, extend or continue any policy in force.

Section 6.03. Titan America Insurance Coverage After the Insurance Transition Period. From and after expiration of the Insurance Transition Period, Titan America shall be responsible for obtaining and maintaining insurance programs for Titan America’s risk of loss and such insurance arrangements may be separate and apart from the insurance programs of Group.

Section 6.04. Deductibles and Self-Insured Obligations. Each of Group and Titan America shall be responsible for payment of self-insured retentions, deductibles and other amounts not covered by insurance policies pertaining to the Group’s business and the business of Titan America, respectively. Titan America shall reimburse Group for all amounts necessary to exhaust or otherwise satisfy all applicable self-insured retentions, deductibles and other amounts not covered by Insurance Policies in connection with Titan America Liabilities and Insured Titan America Liabilities to the extent Group is required to pay any such amounts.

Section 6.05. Procedures with Respect to Insured Titan America Liabilities.

(a) Titan America shall reimburse Group for all losses incurred to pursue insurance recoveries from Insurance Policies for Insured Titan America Liabilities.

(b) The defense of claims, suits or actions giving rise to potential or actual Insured Titan America Liabilities shall be managed (in conjunction with Group and its insurers, as appropriate) (i) by Group where incurred under workers’ compensation, general liability, auto liability, property or umbrella liability policies that pertain to the Titan America’s business in the United States; or otherwise (ii) by Titan America.

(c) Titan America shall be responsible for self-insured retentions, deductibles and other amounts not covered by insurance policies for claims incurred, relating to workers’ compensation, general liability, auto liability, property and umbrella liability claims (whether reported or not) that pertain to the Titan America’s business, prior to Effective Date. Titan America shall be responsible for self-insured retentions, deductibles and other amounts not covered by insurance policies for all other claims incurred, that pertain to the Titan America’s business, prior to Effective Date.

Section 6.06. Insufficient Limits of Liability for Group Liabilities and Titan America Liabilities. If there are liabilities in excess of coverage limits available under Group Insurance Policies so that Group Insurance Policies will not cover the liabilities of Group and/or Titan America that would otherwise be covered by such Insurance Policies, then to the extent other insurance is not available to Group and/or Titan America for such liabilities, the Parties will work together in good faith to determine a reasonable and equitable allocation of the proceeds of the Group Insurance Policies between such Parties. This Section 6.06 shall terminate 10 years following the end of the Insurance Transition Period.

Section 6.07. Cooperation. Group and Titan America shall cooperate with each other in all respects, and shall execute any additional documents that are reasonably necessary, to effectuate the provisions of this Article VI.

Section 6.08. No Assignment or Waiver. This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member or subsidiary of the Group or Titan America in respect of any Insurance Policy or any other contract or policy of insurance.

Section 6.09. No Liability. Titan America does hereby, for itself and as agent for each other member or subsidiary of Titan America, agree that no Group Indemnified Person shall have any liability whatsoever as a result of the insurance policies and practices of the Group as in effect at any time prior to the end of the Insurance Transition Period, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise; provided, that the waiver in the foregoing clause regarding adequacy or timeliness shall not apply to Group if Titan America has requested in writing that Group give a notice or otherwise make a claim to an insurance carrier and Group fails to give such notice or make such claim in a reasonably timely manner, with reference to the standard of performance set forth in Section 4.01.

Section 6.10. Additional or Alternate Insurance. Notwithstanding any other provision of this Agreement, during the Insurance Transition Period, Group and Titan America shall cooperate to evaluate insurance options and secure additional or alternate insurance for Titan America and/or Group if desired by and cost effective for Titan America and Group. Nothing in this Agreement shall be deemed to restrict any member or subsidiary of Titan America from acquiring at its own expense any other Insurance Policy in respect of any liabilities or covering any period.

Section 6.11. Forbearance and Prior Insurance Coverage.

(a) From and after the date of this Agreement, Group shall not, and shall cause its Group not to, take or fail to take any action if such action or inaction, as the case may be, would adversely affect the applicability of any insurance in effect on the Effective Date that covers all or any part of the assets, liabilities, business, directors, officers or employees of any member or subsidiary of Titan America with respect to events occurring prior to the Effective Date (“Applicable Insurance”).

(b) Group agrees that, from and after the Effective Date, all Applicable Insurance directly or indirectly applicable to any assets, liabilities, business, directors, officers or employees of any member or subsidiary of Titan America shall be for the benefit of such Titan America member or subsidiary, it being understood that such Applicable Insurance shall also be for the benefit of the Group to the extent directly or indirectly applicable to any assets, liabilities, business, directors, officers or employees of the Group. Without limiting the generality of the foregoing, upon Titan America’s reasonable request, Group shall use reasonable efforts to modify, amend or assign all Applicable Insurance policies and arrangements (to the extent relating to Titan America Business) so that the applicable members or subsidiaries of Titan America are the direct beneficiaries of such Applicable Insurance with all rights to enforce, obtain the benefit of and take all other action in respect of such Applicable Insurance; provided, however, that if the modifications, amendments or assignments contemplated by this Section 6.11(b) are not permissible, Group shall, and shall cause each of its Group members to, use reasonable efforts to enter into such other arrangements as Titan America may reasonably request to ensure that Titan America is entitled to the benefit (to the fullest extent set forth in the relevant policies and arrangements) of any Applicable Insurance.

Section 6.12. Further Agreements. The Parties acknowledge that they intend to allocate financial obligations without violating any laws regarding insurance, self-insurance or other financial responsibility. If it is determined that any action undertaken pursuant to this Agreement or any related agreement between or involving the Parties violates any insurance, self-insurance or related financial responsibility law or regulation, the Parties agree to work together to do whatever is necessary to comply with such law or regulation while trying to accomplish, as much as possible, the allocation of financial obligations as intended in this Agreement or any such related agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01. Annual Budget. Prior to     and     of each calendar year thereafter so long as this Agreement is in effect, the Parties agree to work together and to cooperate with each other in good faith to develop an annual budget (“Annual Budget”) to reflect the estimated annual Service Costs for the Services to be provided to Titan America as contemplated by this Agreement. In the budgeting process, the Parties agree to use their reasonable efforts to harmonize the interests of the Parties to have quality services provided at affordable costs and to recover the costs of performing and/or procuring the Services. On or before December 31 of each calendar year, an Annual Budget for the next calendar year shall be submitted to the respective Controller or Chief Financial Officer of Titan America for review and approval. Such approval shall constitute approval of the Annual Budget by Titan America. During the months of July and January of each year so long as this Agreement is in effect, the Parties shall conduct a semi-annual reconciliation of actual Service Costs to budgeted Service Costs to determine if there are any significant discrepancies between such costs and, if so, whether the payments for Services should be adjusted accordingly.

Section 7.02. Assignment. Except as expressly permitted under this Agreement, neither Party will assign, transfer or otherwise alienate any or all of its rights or interest under this Agreement without the express prior written consent of the other Party, which consent may be granted or withheld in such other Party’s sole discretion. Any attempted transfer in violation of the previous sentence shall be invalid and ineffective ab initio.

Section 7.03. Transition. At or before the termination of this Agreement or of any Service provided hereunder, to expedite and facilitate a smooth transition, of the applicable function(s), the Group will provide any cooperation or information reasonably requested by Titan America in connection with the assumption by Titan America of such function(s).

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes (a) all prior oral or written proposals or agreements, (b) all contemporaneous oral proposals or agreements and (c) all previous negotiations and all other communications or understandings between the Parties with respect to the subject matter hereof.

Section 8.02. No Agency. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the Parties or, constitute or be deemed to constitute any Party the agent or employee of the other Party for any purpose whatsoever, and neither Party shall have authority or power to bind the other Party or to contract in the name of, or create a liability against, the other Party in any way or for any purpose.

Section 8.03. Subcontractors. The Group may hire or engage one or more subcontractors to perform all or any of its obligations under this Agreement; provided, however, that, subject to Section 4.03, the Group shall in all cases remain primarily responsible for all obligations undertaken by it in this Agreement with respect to the scope, quality and nature of the Services provided to Titan America and, provided further, that, in each case, the use of a subcontractor to perform the Group’s obligations would not substantially increase the costs to Titan America.

Section 8.04. Force Majeure.

(a) Without limiting the generality of Section 4.03, neither Party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided, however, that such Party shall have exercised all commercially reasonable efforts to minimize the effect of Force Majeure on its obligations hereunder.

(b) Promptly on becoming aware of Force Majeure causing a delay in performance or preventing performance of any obligations imposed by this Agreement (and termination of such delay), the Party affected shall give written notice to the other Party giving details of the same, including particulars of the actual and, if applicable, estimated continuing effects of such Force Majeure on the obligations of the Party whose performance is prevented or delayed. If such notice shall have been duly given, any actual delay resulting from such Force Majeure shall be deemed not to be a breach of this Agreement, and the period for performance of the obligation to which it relates shall be extended accordingly; provided, however, that if Force Majeure results in the performance of a Party being delayed by more than 120 days, the other Party shall have the right to terminate this Agreement for any Service affected by such delay forthwith by written notice.

Section 8.05. Information. Subject to applicable law and privileges, each Party hereto covenants with and agrees to provide to the other Party all information regarding itself and transactions under this Agreement that the other Party reasonably believes is required to comply with all applicable legal requirements, including all relevant U.S. federal, state and local laws, ordinances, regulations and codes, including but not limited to securities laws and regulations.

Section 8.06. Notices. Any invoice, notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand or mail (with postage prepaid), to the following addresses:

(a)	If to Titan America, to:

With a copy to (which shall not constitute notice):

(b)	If to Group, to:

With a copy to (which shall not constitute notice):

or to such other addresses as may be specified by like notice to the other Party.

Section 8.07. Governing Law – Settlement of Disputes. This Agreement shall be construed in accordance with and governed by the substantive internal laws of the England and the Wales, excluding its conflict of laws rules. The Parties shall endeavor to settle any disputes amicably. Any dispute arising hereunder which cannot be settled amicably within 90 days from the notice given by a Party, will be referred to arbitration in London under the Rules of Arbitration of the International Chamber of Commerce. Each Party will appoint an arbitrator and the two appointed arbitrators will have the power to appoint a third arbitrator.

Section 8.08. Severability. If any term or other provision of this Agreement or the Schedules or exhibits hereto shall be determined by a court, administrative agency or arbitrator to be invalid, illegal or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable law.

Section 8.09. Amendment. This Agreement may only be amended by a written agreement executed by both Parties hereto.

Section 8.10. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

Section 8.11. Authority. Each of the Parties represents to the other Party that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement and (d) this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 8.12. Confidentiality.

(a) Each Party shall protect all Confidential Information processed or received by it with physical, organizational and technological safeguards that are appropriate to the nature, quantity and sensitivity of such information, applying security standards and procedures equivalent to those used to protect its own and its other customers’ confidential information and in conformity with any specific security directives provided to it by the other Party and accepted by it. If such Party is not able to comply with any proposed security directive provided to it by the other Party, it will so advise the other Party in writing and the other Party then shall be entitled either to terminate this Agreement upon written notice to such Party, effective immediately, or to vary such directive in a manner acceptable to such Party. Each Party shall limit access to all Confidential Information relating to the other Party’s business to those of its employees who have a need for such access in order to perform their work and shall restrict entry of authorized persons to those areas of its premises in which Services are performed or in which any Confidential Information is held or located. Each Party shall limit any use or disclosure to third parties of any Confidential Information provided to it by the other Party to the implementation of this Agreement, except as may be required by law.

(b) Each Party shall refer to the other Party all requests for access to any Confidential Information relating to the other Party in its possession or control.

Section 8.13. Audits. Without in any way limiting any other right that either Party may have under this Agreement, Titan America and/or its authorized representatives shall have the right from time to time, and upon reasonable prior notice, to enter upon any premises of the Group during normal business hours to audit and inspect:

(a) the Services provided by the Group, including the Group’s adherence to the provisions of this Agreement; and

(b) the Group’s security standards and procedures and the level of adherence to and actual implementation of those standards and procedures as required under this Agreement.

Section 8.14. Compliance With Laws. Each Party shall comply with all applicable legal requirements (including all relevant U.S. federal, state and local legislation and regulatory requirements); and without limiting the generality of the foregoing, each Party shall comply with, and shall take all necessary measures to ensure that its actions (or lack of action) do not result in non-compliance by the other Party, with any applicable legal requirement, including the provisions relating to the collection, use, retention and disclosure of personal information.

[The next page is the signature page.]

IN WITNESS WHEREOF, the Parties have caused this Shared Services Agreement to be signed by their duly authorized representatives.

TITAN AMERICA LLC

By:

TITAN CEMENT COMPANY S.A.

By:

SCHEDULE I

to

Shared Services Agreement

GROUP SERVICES

A. Global HQ Services

A1. Engineering & Technology Services

Engineering and Technology Services to be made available to Titan America for its use shall include, without limitation, the following:

i)	Engineering & Technology

a.

Provide general management support for all technical activities. Specifically, Engineering & Technology services assist in upgrading manufacturing plants to operate at the highest possible manufacturing standards and cost efficiency.

b.	Provide support in critical process related issues.

ii)	Operations

a.	Provide support:

i.	in capacity planning, mines and equipment strategy;

ii.

through a group wide operational excellence performance management system including data collection and analysis, improvement proposals, setting key performance indicators and tracking tools, setting group production standards and performing audits;

iii.	through specialized ad-hoc technical support remotely and on-site if necessary;

iv.	as needed on projects initiated by Titan America or Group, local and regional technical teams, such as replacement of machinery & equipment, product mix, in the cement and concrete fields.

b.	Issue guidelines, policies and procedures with respect to cement process.

c.	Maintain main equipment data and operating statistics of cement production quality and costs in a timely manner.

iii)	Industrial projects

a.	Support the design of critical industrial projects above a certain financial limit.

b.	Support in the assessment and evaluation of Titan America CAPEX project feasibility, design and execution plans.

c.	Upon request:

i.	support the commissioning and the start-up of Titan America CAPEX projects, and troubleshooting in the operation phase;

ii.

provide specialized technical support remotely and on-site if necessary, including technical assessment of significant maintenance issues, plant reviews covering mechanical, electrical, and civil issues, and energy and safety reviews.

iv)	Quality Control

a.

Provide support through a Group-wide quality performance management system including data collection and analysis, improvement proposals, setting key performance indicators and tracking tools,; to provide specialized laboratory analyses, support and expertise on quality. Provide a compliance check if needed.

b.

Provide research and development services for product development, evaluation of raw materials and additives, special technologies, etc., utilizing resources and equipment of the Group R&D lab and Group experts.

v)	Health, Safety & Environment

a.	Provide support to ensure high standards of health and safety in the workplace which result in higher productivity.

b.	Issue guidelines, policies and procedures and objectives with respect to health, safety, environment and security issues and monitor compliance.

c.	Perform audits on Titan America and/or third-party contractors to monitor compliance with Health & Safety policies and procedures in line with local laws and regulations.

d.	Issue, if and when necessary, recommendations for improvement in the health and safety fields.

vi)	Technical Competencies and Training

a.

Provide support to ensure that specific technical operations knowledge and skills, across all departments and functions, are updated, maintained and optimized to meet current and future business needs as well as to implement and further develop Titan America operations, including online training platform.

b.	Coordinate technical operations and training activities to increase synergies and cooperation across Group to significantly contribute to Titan America’s operations success.

c.	Provide technical competencies matrix for key roles and support development.

d.	Provide access to Titan industrial professional networks and to regular seminars/meetings.

vii)	Maintenance & Reliability

a.	Group will provide:

i.	Support decision making through centrally developed maintenance management system, including data collection and analysis, developing benchmarks, improvement proposals;

ii.	Support key performance indicators;

iii.	Support locally customized maintenance processes led by regional/local technical staff;

iv.	Provide specialized maintenance support services.

viii)	New Technology

a.	Issue guidelines on CCUS technologies and suppliers and support selection.

b.	Support Alternate fuels, increasing cementitious materials, grinding technology and low clinker cements.

c.	Support decarbonization and digitization efforts including access to Group Roadmaps and pilots.

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ix)	Technical Audits and benchmarking

a.	Perform technical audits in the plants to help identify areas of improvement and technical proficiency in quarry, mining, production, dispatch, maintenance, equipment and structures and energy.

b.	Have full access to real time and monthly production, quality, Operational KPIs, manufacturing Costs, HSE data, inventories and Capex data of Titan America and provide high-level analysis.

c.	Make available benchmarking data of other Group plants and external benchmarks.

x)	Performance Improvement

a.	Support plants and plant managers in Plant Performance Improvement Planning for mid term and budgets in short term by providing guidelines, templates and discussions.

A2. Procurement and Sourcing Services

Procurement Services to be made available to Titan America for use supporting Titan America’s procurement and sourcing functions shall include, without limitation, the following:

i)

Provide guidance/market information and support for Titan America procurement functions involving Group and other intersecting purchase categories, to strengthen Titan America negotiation position with Group and/or other Group entities.

ii)	Act as a liaison between Titan America and potential strategic partners (suppliers, vendors).

a.	Support and/or lead, as requested by Titan America, evaluation of and negotiation with key suppliers.

b.	Include Titan America in Group Frame Agreements for Group and other intersecting purchase categories.

c.	Support Titan America in resolving potential claims or other deficiencies with global key suppliers, brokers and carriers.

d.	Assist with supply chain management.

iii)	Provide support to optimize Titan America’s power and fuel profile, leading to energy cost savings.

iv)	Provide and maintain Group Procurement policies and procedures, to assure consistent communication and streamline best practices.

v)	Provide training support in cross-border procurement strategies, projects and initiatives.

vi)	Act as a liaison for sharing of good practices/success stories/knowledge of the Group and other Group entities to achieve cost savings and problem solving.

vii)	Assist with projects as requested by Titan America for the:

a.	Development of RFQ materials and evaluation of RFQ responses, assisting with the identification and compliance with technical, environmental and quality standards.

b.	Provision of market information.

viii)

Enhance synergies among Titan America and other Group entities to achieve cost savings and other efficiencies (e.g., vessels accommodating multiple ports; exchange of solid fuels; lower energy costs via covering regional imbalances).

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ix)	Arrange or assist in sourcing, negotiation and contracting of cement supply from Group plants, joint ventures, and third-party sources.

x)

Assist in sourcing and source cementitious materials (e.g., slag, pozzolan, calcined clay, fly ash), strategic raw materials, (e.g. bauxite, gypsum) and other products (e.g. white cement) when requested, and assist in optimizing sea freight.

xi)	Support in establishing long term sources for cementitious materials (including mapping, negotiation, execution).

xii)	Support evaluation, selection and execution of digital platforms for P2P, S2P and other software and analytics support per the digital roadmap and Titan America needs.

A3. HQ Finance Services

HQ Finance Services to be made available to Titan America for its use shall include, without limitation, the following:

i)	Finance Management

a.

Provide financial management and strategic direction to Titan America to ensure all business and financial opportunities are exploited with minimum financial risk and cost, to optimize free cash flow and maximize the return of capital employed aiming to enhance Titan America performance.

ii)	Treasury

a.

Provide treasury management services, in particular: develop a focused approach to working capital management; developing optimal financing plans for investments; developing effective and efficient treasury, financing and banking strategies in order to mitigate exchange exposures, third party risks, financing costs and banking related expenses; and to follow international economic and political trends in order to evaluate currency exposures and potential political risks and take the necessary actions.

b.	Initiate banking business relationships based on established Group’s Global Banking relationships.

c.	Support and assist negotiations with financial institutions for new products, services and credit limits.

d.	Identify and propose funding instruments as well as funding sources which can improve the finance expenses and support the business initiatives.

e.	Provide funding from Group sources at arm’s length conditions offering flexibility and security to Titan’s America funding needs.

f.	Provide Group’s Corporate Guarantee for obtaining Titan America more favorable credit terms leading to lower finance expenses.

g.	Assist the weekly monitoring of hedged positions and ensure exchange of margin calls according to MtM valuations.

h.	Provide cash pooling services.

iii)	Investor Relations.

a.	Provide best practices, sharing knowledge and market information.

b.	Access to data basis and IR tools.

c.	Provide and explain Group IR reporting material which will be used to inform Titan America’s investor base.

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A4. Information & Digital Technology

Information & Digital Technology Services to be made available to Titan America for its use shall include, without limitation, the following:

i)	IT Management Services

a.	Support implementation of Information & Cyber Security strategy & governance, policies, procedures, standards, guidelines and best practices.

b.	On-demand consulting services on IT and Cyber Risk and Security matters.

c.	Support implementation of IT strategy, policies, procedures, standards, guidelines and best practices.

d.

Provide evaluation and support communication of IT business value and performance by establishing and monitoring business technology investments linked to business outcomes and communicating business technology value contributions.

e.	Assist with local IT projects upon request.

ii)

Provide assessment of IT services delivery, identification of improvement opportunities and implementation support, including evaluation of introduction of new technology, applications, data management services, IT & Cyber Risk, Controls and Compliance.

iii)	Group IT Shared Services

a.	Cloud Technology Services

1.	Assist with design of local cloud technology strategy roadmap in compliance with Group cloud technology strategy and architecture.

2.	Support implementation of local cloud technology projects.

3.	Define, apply and monitor cloud operating & cyber policies (access control, network, connectivity with third-party systems and local applications.

4.	Manage cloud master resources consumption agreements and allocation of costs for services applied Group-wide.

5.	Manage and provision cloud critical resources, licenses and services.

6.	Support provisioning of additional local cloud primary and disaster recovery data centers, multi-cloud provisioning and policies to adhere to Group architecture standards and integrations.

7.	Propose architecture designing for integration with Group-wide networks.

8.	Assist with the creation of backup services to meet cloud standards and compliance.

9.	Assist and support the implementation of monitoring services, including, but not limited to cyber security.

10.	Review, evaluate and prioritize infrastructures as a service (IaaS) architecture, platform as a service (PaaS) or software as a service (SaaS) change requests.

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11.	Provide directions and guidance for newly introduced cloud services.

12.	Implement Centralized Identity Access Management (CIAM); create, maintain and control permissions over tenant-wide services (M365) to avoid impacting other Group business units.

b.	IT/OT & Cyber Security Services

i.	Identify and assess risk levels, and locally implement Group-wide IT/OT and Cyber security services for information systems and services.

ii.

Support in the introduction of new local applications, systems and services which require access to or integration with Group infrastructure. Such systems must meet security by design requirements and adhere to Group security prerequisites and implementation standards.

(for clarification: IT/OT and Cyber Security services applicable globally will not be managed locally. Global services are managed by Group staff, unless permission exemptions are applicable and specified in advance).

iii.	Manage and maintain Group IT/OT security third party master agreements and licenses.

iv.	Manage and maintain Group IT/OT security operation center (SOC) master agreement and licenses.

v.	Provide on-demand consulting services on IT/OT and Cyber Risk and Security matters.

c.	Group Applications Services

i.	Group applications services (including SAP ERP, SAP BW, SAP PI/PO, SAP BI/BO, ServiceNow, Success Factors, CRM applications, etc.)

Group Applications Services provided cover all the phases of application lifecycle management. More specifically:

1.	Applications requirement management

2.	Applications design and architecture

3.	Applications implementation, development, configuration and integration

4.	Applications testing and deployment

5.	Applications maintenance, including:

a.	Change management,

b.	Incident management,

c.	User access Management (UAM),

d.	Administration,

e.	Upgrades,

f.	Operational support.

6.	Applications decommission and retirement

7.	License and subscription management

8.	IT Supplier relationship services

9.	Project management and implementation of special projects

10.	On-demand support services On-demand consulting services

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ii.	Local Applications Services

For local applications (e.g., Integra, BCMI, taxation systems), the following services are provided:

i)	On-demand consulting services on requirements gathering and on solution selection and evaluation

ii)	On-demand consulting services for the application architecture

iii)	Integration services of the local application with the group applications

Note on Group IT Shared Services provision parameters

i)	Conformance Requirements

Policy changes, GDPR, as well as other privacy regulations, may alter procedures and service delivery timeframes.

ii)	Force majeure

Changes in workload caused by natural disasters, or man-made acts such as power outages, system unavailability or system response time, may result in temporary reduction of services or the types of services that are offered.

iii)	Core Hours of Operations

Group IT Shared Service Center normally operates from 8 a.m. to 6 p.m. EET (Greek time), Monday through Friday, except for approved holidays. Hours may be adjusted for specific services, or in response to system/power outages, emergencies, or disasters.

iv)	Group Digital Solutions Services

a.

Services for complete Digital Solutions (tools) deployed to Titan America. Digital Solutions refer to customized solutions that leverage data, analytics and AI, to improve business processes and outcomes. They may be developed by the Group, in collaboration with internal (including Titan America) or external parties, and may be fully or partially owned by the Group. Group Digital Solutions include for example the Dynamic Logistics tools suite, Real Time Optimizer tools, CemAI/predictive maintenance tools, etc.

Group provides services covering the full lifecycle management of Group Digital Solution.

i.	Solution requirement management

ii.	Solution design and architecture

iii.	Solution implementation, development, configuration, integration and interoperability with other applications/systems

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iv.	Solution testing and deployment

v.	Solution maintenance and support, including:

1.	Change management,

2.	Incident management,

3.	User access,

4.	Administration,

5.	Training.

vi.	Solution operational support, where relevant

vii.	Solution enhancement and upgrades

viii.	Solution performance monitoring and optimization services

ix.	Solution decommissioning and retirement

x.	Solution related supplier relationship services, where relevant

b.	Project-based work on Digital Solutions (e.g., testing/developing new Solution), where Group provides on-demand services

i.	Project management and implementation of special projects, including testing and development of potential new Digital Solutions (from conception to proof of concept to pilot)

ii.	On-demand support services

iii.	On-demand consulting services

v)	Group IT/Digital Project Management Services

a.	Provision of Project Management Services for Group IT/Digital Projects or local projects, on demand

1.	Vendor/Contract Management

2.	Governance and Planning

3.	Communications Management

4.	Issues/Quality/Risk Management

5.	People/Change/Resource Management

6.	Scope/Implementation Management

b.	Provision of specific project management tools, Documentation, and Methodologies

1.	Project Documentation/Templates

2.	Methodologies

3.	Strategic Portfolio Management tool

A5. Legal Services

Legal Services to be made available to Titan America for its use shall include, without limitation, the following:

i)	Provide legal support contract review and negotiation, and litigation and arbitration matters, where non-US law expertise is required or desired.

ii)	Advise on international competition law.

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iii)	Issue legal opinions as requested.

iv)

Provide legal support in connection with financing contracts (e.g., ISDA agreements), including assistance with drafting and negotiation of loan agreements, corporate guarantees and related documents with financial institutions.

v)	Provide legal support in connection with Corporate Governance Matters, related to the operation of the Group’s entities, the Group structure and the Group policies.

A6. Human Resources Services

Human Resources Services to be made available to Titan America for its use shall include, without limitation, the following:

i)	Recruiting and People Development

a.	Create and manage and/or provide support for senior management development plans.

b.	Create, supervise, manage and/or provide support for senior management learning and development programs (e.g. Group Leadership Programs, 360/executive coaching & mentoring).

c.

Design People Development Review (PDR) / Talent Review processes and tools; train Titan America HR teams for proper implementation; support implementation of PDR / Talent Review process and materials preparation on BU level.

d.	Design materials and train Titan America HR teams for proper implementation of new Capability / Competencies and integration tools to support the adoption (i.e. Interview Guides).

e.	Design, supervise, and manage learning programs focused on specific capabilities, including upskilling and reskilling initiatives.

f.	Design, supervise, and manage comprehensive online platforms that facilitate continuous learning and professional growth.

g.	Monitor use of learning management systems to ensure they are user-friendly, up-to-date, and effective at delivering learning content.

h.

Design, manage, and supervise comprehensive reporting and analytics capabilities within Titan’s learning technologies to produce detailed reports and intuitive dashboards. Ensure these tools accurately reflect learning efficacy, user engagement, and progress towards learning objectives.

ii)	Talent Pool and Performance Management

a.	Monitor compliance with TITAN talent frameworks and engagement of talent pool.

b.	Design and manage Assessment and Development Programs for Talent pools (i.e. Future GM, Future Plant Manager).

c.	Design and manage international placement and expatriates’ policy.

i.	Develop guidelines, manage and communicate with respect to expatriation or secondment of employees to TA.

ii.	Monitor and follow up on all expatriate-related issues; support the fulfilment of legal requirements in ensuring lawful work and stay permits for all expatriates.

d.

Define and update the performance management process, guidelines and system’s configuration to support it, for different organizational levels; execute and/or provide support for the performance management process for senior management (i.e., Grade 20+); ensure proper implementation of performance management guidelines.

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iii)	Employee Engagement

a.	Design, implement and coordinate employee surveys or other systematic methods of gathering employee input.

b.	Design, implement and coordinate key employee engagement, DE&I and Wellbeing initiatives and events.

c.	Design and execute or provide support for employee related internal communication (e.g. management organizational announcements, HR projects’ campaigns).

d.	Create HR related Group policies.

e.	Support the cascading and embedding of TITAN Group Values and help establish a culture of belonging within the wider Group community.

f.

Provide oversight, review and/or management for the collection and resolution of critical complaints and monitoring grievance mechanisms in cooperation with Group Audit and Compliance; support BUs in managing internal crises.

i.	E.g., through ethics point hotline; address and monitor response to whistleblower complaints as needed.

iv)	Compensation & Benefits

a.	Review proposed compensation and benefits guidelines for senior leaders (e.g. fixed vs. variable, pay for performance, monetary and non-monetary benefits).

i.	Review proposed salary structures, incentive compensation, and benefits, based on external remuneration benchmarks, internal equity and Titan Group’s policy.

ii.

Set the reward policy, provide guidelines and follow up implementation to ensure fair and consistent basis for rewarding and motivating employees using a structured system that is internally equitable and externally competitive.

iii.	Analyze external competitiveness of compensation of top management teams (e.g., salary surveys).

iv.	Structure bonus programs; monitor and approve annual salary review and bonus pay out for top management teams.

b.	Monitor compliance of BU level compensation practices with Group policies and guidelines.

c.	Provide support to develop and maintain a competitive salary structure and benefits package to ensure these can attract and retain key talent at senior level.

d.	Ensure the administration, maintenance, upgrade and troubleshooting for the centrally managed HR systems (e.g. SuccessFactors, iCIMNS, Global shares).

A7. Environmental, Social and Governance (ESG)

Environmental, Social and Governance Services to be made available to Titan America for its use shall include, without limitation, the following:

i)	Sustainability Risk and Strategy

a.	Ensuring compliance with regulatory requirements;

b.	Assessing and reporting ESG risks, setting and validating ESG targets;

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c.	Developing policies; and

d.	Supporting and managing sustainability reports.

ii)	Climate Change Mitigation and Adaptation

a.	Following climate regulations;

b.	Developing decarbonization plans; and

c.	Managing carbon dioxide emission allowances.

iii)	ESG Processes and Tools

a.	Implementing digital reporting and consolidation tools;

b.	Developing communication guidelines and providing ESG training; and

c.	Conducting internal audits.

iv)	ESG Liaison and Support

a.	Coordinating the ESG Network.

A8. Corporate Communications Services

Corporate Communications Services to be made available to Titan America for its use shall include, without limitation, the following:

i)	Consulting and Training

a.	Creating and disseminating communication policies; and

b.	Assisting with communication strategies, designing workshops and training.

ii)	Group Initiatives and Campaigns

a.	Organizing internal communications initiatives;

b.	Creating and sharing creative material; and

c.	Developing communication campaigns for local use.

iii)	Corporate Visual identity and Branding

a.	Developing, updating and licensing elements of corporate visual identity; and

b.	Developing brand guidelines and creating promotional items and templates.

iv)	Communication Liaisons Network Coordination

a.	Acting as liaison to ensure alignment within Group and sharing materials and information on Group issues.

A9. Seaborn Logistics

Seaborn Logistics Services to be made available to Titan America for its use shall include, without limitation, the following:

i)	Assist Titan America with international shipping, including but not limited to the following:

a.	Charter vessels for cement and/or raw materials that are purchased via FOB on behalf of Titan America via third party brokers (Contracts of Affreightment/charter party negotiations).

b.	Lead or assist in resolution of charter party/owner disputes.

c.	Arrange demurrage and dispatch calculations at load port.

d.	Provide freight rate forecasting.

e.	Buy/Sell on behalf of Titan America freight forward positions as hedging for the freights exposure, as per the hedging policy in place.

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A10. Innovation, CVC, R&D and Lab

Innovation, CVC, R&D and Lab Services to be made available to Titan America for its use shall include, without limitation, the following:

i)	R&D and Innovation

a.	Managing R&D and innovation projects; and

b.	Supporting innovation initiatives like ideation challenges and hackathons.

ii)	Lab Services

a.	Providing accredited lab testing.

iii)	Information and Knowledge Sharing

a.	Providing access to scientific resources and partner networks, sharing reports and best practices.

iv)	Consultancy and Training

a.	Offering training and consulting;

b.	Supporting funding applications; and

c.	Assisting with troubleshooting and customer complaints.

v)	Corporate Venture Capital

a.	Scouting and engaging with startups, forming partnerships, and managing investments in new technologies.

A11. Internal Audit

Internal Audit Services to be made available to Titan America for its use shall include, without limitation, the following:

i.	Support the Titan America Internal Audit Department in the annual audit risk assessment process and development of the annual internal audit plan.

ii.	Provide Titan America Internal Audit Department with the standards and methodologies, including tools and templates for conducting internal audits and reporting results.

iii.

Perform IT internal audit and IT advisory engagements, including but not limited to: “IT Security Audits” to assess the security of IT systems and data, “System and Application Audits” to evaluate the integrity and effectiveness of specific systems and applications and “IT Governance Audits” to review the overall IT governance framework.

iv.

Upon request and on a project basis, support the Titan America Internal Audit Department in the performance of any other internal audit and advisory engagements including, but not limited to Data Analytics, General IT Controls testing, etc.

v.	Provide Training & Awareness on Internal Audit relevant matters.

vi.	Conduct ongoing monitoring and periodic self-assessments to ensure compliance with internal audit standards and methodologies.

vii.	Arrange for any external quality assessments.

viii.	Provide access and use in the AuditBoard audit tool. The cost of which is directly recharged back-to-back to TA.

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A12. Compliance & Anti-Fraud

Compliance and Anti-Fraud Services to be made available to Titan America for its use shall include, without limitation, the following:

i)	Provide consultation on the suite of Group Policies, advise on their implementation and provide assistance for the development of local Policies, where needed.

ii)	Advise on awareness and training in connection with Group Policies and deliver training sessions on regulatory compliance topics (e.g.: Global Sanctions, Group Anti-Fraud Program, Whistleblowing).

iii)

Advise on regulatory compliance requirements and developments, especially on European Directives, Anti-Bribery and Corruption and Global Sanctions, and perform relevant compliance reviews, assessing the alignment with Group Policies and guidelines.

iv)	Provide assistance in responding to external requests, especially with regard to Know Your Client (KYC) and Due Diligence processes.

v)	Perform transactional and third-party Due Diligence, upon request, and provide opinion on sanctions clearance for the intended transactions and the involved counterparties.

vi)	Perform Fraud Risk Assessments in various fraud risk areas, and follow-up on the remediation action plan.

vii)	Execute or coordinate Fraud Investigations, in cooperation with other Group functions and legal advisors.

viii)

Provide the Whistleblowing platform “EthicsPoint” for Titan America employees and third parties to report any whistleblowing concern, serve as the platform administrator resolving any issues with the service provider Navex, advise on the receiving and handling process of the incoming whistleblowing reports, and provide assistance with regard to the overall Group Whistleblowing System.

ix)	Provide support as needed for Supply Chain Risk Management and Compliance, including any third-party platform support, and relevant KPIs’ development, analytics and reporting.

A13. Commercial Transformation

Commercial Transformation services to be made available to Titan America for its use shall include, without limitation, the following:

Internal consultancy and services on:

a)	Sales and marketing organization advisory, including sales excellence and best practices

b)	Marketing strategy & Market intelligence sharing

c)	Group branding and product branding

d)	Product innovation roadmap

e)	Titan sales application academy

f)	Business development planning

g)	Global key account management

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B. Regional Management Services

Regional Management Services to be made available to Titan America for its use shall include, without limitation, support for the following:

i)

To identify business opportunities and new areas for growth at a regional level; to provide analytical and strategic advisory to Titan America on matters referring to economic, political, competition and market trends including marketing and sales strategy; to provide support in the strategic planning process that identifies issues and opportunities and defines clear objectives, strategies and action plans for Titan America; to initiate and assist in the execution of merger & acquisitions, restructuring and other business development and improvement strategies and action plans that enhance Titan America’s operating and financial performance; to offer support to Titan America management, working on a variety of projects such as distribution alternative assessments, operational improvements.

ii)

to cooperate with Titan America management and finance department to produce business plans and assess growth potential for volume, market share and profitability; to support in the management of the process for monitoring the business and regulatory environment and to prepare business reports to cover business updates, market results and achievements.

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SCHEDULE II

to

Shared Services Agreement

FEE SCHEDULE FOR GROUP SERVICES

1. The Fee payable to Group for the rendering to Titan America the Group Services shall be equal to the sum of (i) the Costs (defined below) incurred by Group in association with the provision of the Services under this Agreement and (ii) a mark-up of 5% (the “Mark Up”) on the incurred Costs.

2. For the purpose of this Schedule IV, “Costs” shall mean all actual direct and indirect costs, excluding shareholders costs, incurred by Group in rendering the Services to Titan America, including:

•	Costs of personnel;

•	Costs related to software set exclusively for each individual unit;

•	Travel costs;

•	Third parties’ fees;

•	Other expenses excluding depreciation.

3. Costs will be allocated between Titan America and the subsidiaries of Group receiving the Services as per the following guidelines:

a. “Indirect Costs”, i.e., that may not be directly assigned to Titan America or to another Group subsidiary—e.g. cost of personnel will be attributed to Titan America proportionally by using the allocation keys set out in below Section 4 of this Schedule.

b. “Direct Costs”, i.e. costs that specifically refer to Services rendered solely to Titan America or to another Group subsidiary, will be charged solely to Titan America or to such Group subsidiary and will not be included in the pool of Indirect Costs.

c. “Pass through expenses”, i.e. third-party services that have been invoiced to Group, e.g. for purposes of facilitating the supplier’s invoicing procedure, where Group has not added any value, will be recharged to the Group subsidiary benefiting from such third-party services without a Mark Up and will be excluded from the pool of Indirect Costs or Direct Costs.

4. The keys that are used for the allocation of the Indirect Costs between Titan America and the Affiliated Recipients (”Affiliated Recipients” means the specific Group subsidiaries defined as Affiliated Recipients in the Manual) are set out below:

a. For all Services, except those outlined below (i.e. except Technical & Engineering, Human Recourses, Information Technology and Regional Services):

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The total revenue (before eliminations) of Titan America to the total revenue (before eliminations) of all Affiliated Recipients. “Total Revenue” means the total revenue as defined in Group’s Group Chart of Account and submitted to Group’s Group consolidation department.

Total Revenue of Titan America (before eliminations)

Total Revenue of all Affiliated Recipients (before eliminations)

b. For Technical & Engineering Services (except Technical Projects):

The sum of the production volume of clinker of Titan America to the total production volume of clinker of all Affiliated Recipients.

Production volume of clinker of Titan America

Total Production volume of clinker of all Affiliated Recipients

c. For Human Recourses Services: The number of headcount of Titan America to the total headcount of all Affiliated Recipients.

Headcount of Titan America

Total Headcount of all Affiliated Recipients

Windows users of Titan America

Total Windows users of all Affiliated Recipients

d. For Technical Projects: The Capital Expenditure (CAPEX) of Titan America to the total Capital Expenditure of all Affiliated Recipients.

CAPEX spending of Titan America

Total CAPEX spending of all Affiliated Recipients

e. For Regional Services: The total revenue (before eliminations) of Titan America to the total revenue (before eliminations) of all Regional Recipients (“Regional Recipients” means the specific Titan America subsidiaries defined as Regional Recipients in the “Manual”).

Total Revenue of Titan America (before eliminations)

Total Revenue of all Regional Recipients (before eliminations)

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5. The aforementioned allocation keys may be regularly revised to ensure that the Fee shall at all times reflect the arm’s length standard.

6. The Mark Up is supported by benchmarking studies as per the Manual and is subject to regular revision as per Section 3.01 of the Shared Services Agreement to ensure that the Mark Up at all times reflects the arm’s length standard for the Fee.

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